Exhibit 99.2


                       RICHARD LEWIS COMMUNICATIONS, INC.
                       ----------------------------------
                   PUBLIC RELATIONS * ADVERTISING * MARKETING
     1211 Avenue of the Americas, 43rd Floor, New York, New York 10036-8701
        Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
                                 www.rlcinc.com


FOR IMMEDIATE RELEASE


            NYMAGIC, INC. Announces $75,000,000 Senior Notes Offering


New York, February 26, 2004 - NYMAGIC, INC. (NYSE: NYM) ("NYMAGIC") today announced that it is proposing to raise $75,000,000 of gross proceeds through a private placement of Senior Notes due 2014, subject to market conditions. The notes will be offered within the Unites States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and outside the United States in accordance with Regulation S under the Securities Act.

NYMAGIC is an insurance holding company whose property and casualty insurance subsidiaries specialize in underwriting ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The notes will not be registered under the Securities Act or applicable state securities laws, and are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

CONTACT: George R. Trumbull, Chairman and Chief Executive Officer of NYMAGIC,
         INC., (212) 551-0610